                                                               Exhibit 28(j)(2)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 127 to File No. 033-70742; Amendment
No. 129 to File No. 811-08090) of Lincoln Variable Insurance Products Trust of our reports dated February 17, 2012, with respect to the LVIP American Global Growth Fund, LVIP American Global Small Capitalization Fund, LVIP American Growth Fund, LVIP American Growth-Income Fund, and LVIP American International Fund, included in the 2011 Annual Reports to shareholders.

                                                /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 3, 2012